Exhibit 99.2

Enrique Lores President & CEO

Announcing our earnings date

Restricted – For Internal Use Only

To All HP employees

Team,

Today we issued a press release announcing that we will report our first quarter earnings on Monday, February 24.

While we report earnings every quarter, there is likely to be increased attention around this call given the ongoing situation with Xerox. I wanted to make you aware, as we will use the call to provide our shareholders with additional information about our plans to drive sustainable long-term value.

The reason we have not yet responded to Xerox’s most recent press release is that we are in our quiet period and limited in what we can publicly share with the market. We believe it is essential that our shareholders have full information on our earnings and the value inherent in our business before responding to Xerox.

I encourage you to listen to the earnings call, which will be available at www.hp.com/investor/2020Q1Webcast at 5:00 p.m. ET / 2:00 p.m. PT on February 24. A replay of the audio webcast will be available at the same website shortly after the call.

We fully expect media attention to continue in the coming weeks and months. I will continue to share updates, and I want to thank you for all you’re doing to execute on our plans and deliver for our customers, partners and shareholders.

Saludos,

Enrique

Important Information

This document is not an offer to purchase or a solicitation of an offer to sell any securities.  If a tender offer or exchange offer is commenced, HP will file with the SEC a solicitation/recommendation statement on Schedule 14D-9.  Any solicitation/recommendation statement filed by HP that is required to be mailed to stockholders will be mailed to HP stockholders. HP STOCKHOLDERS ARE ADVISED TO read HP’s Solicitation/Recommendation Statement on Schedule 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND when THEY become available BEFORE MAKING ANY DECISION WITH RESPECT TO ANY EXCHANGE OFFER because THEY will contain important information.  Stockholders may obtain free copies of the solicitation/recommendation statement on Schedule 14D-9 (when available), as well as any other documents filed by HP in connection with any tender offer or exchange offer, without charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from HP by directing a request to Investor Relations, 1501 Page Mill Road, Palo Alto, CA 94304, or by calling (650) 857-1501.

HP intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting of Stockholders. Any definitive proxy statement and a WHITE proxy card will be mailed to HP’s stockholders. HP STOCKHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these and other SEC filings made by HP (when available) without charge from the sources indicated above.

Certain Information Concerning Participants

HP and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. HP stockholders may obtain information regarding the names, affiliations and interests of HP’s directors and executive officers in HP’s Annual Report on Form 10-K for the year ended October 31, 2019, which was filed with the SEC on December 12, 2019, and its proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on February 26, 2019. To the extent holdings of HP securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of these documents without charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement to be filed by HP with the SEC in connection with the 2020 Annual Meeting, if and when it becomes available.